    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 29, 1997
                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------

                             UTILICORP UNITED INC.

             (Exact name of Registrant as specified in its charter)

           DELAWARE                       44-0541877
 (State or other jurisdiction          (I.R.S. Employer
              of
incorporation or organization)       Identification No.)

                            ------------------------

               20 WEST NINTH STREET, KANSAS CITY, MISSOURI 64105
                                 (816) 421-6600

         (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                             RICHARD C. GREEN, JR.
                             UTILICORP UNITED INC.
               20 WEST NINTH STREET, KANSAS CITY, MISSOURI 64105
                                 (816) 421-6600

 (Name, address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
                         ------------------------------

                                   COPIES TO:

       DENNIS P. WILBERT, ESQ.                 ROBERT W. MULLEN, JR., ESQ.
      Blackwell Sanders Matheny              Milbank, Tweed, Hadley & McCloy
         Weary & Lombardi LLP                    1 Chase Manhattan Plaza
         Two Pershing Square                     New York, New York 10005
           2300 Main Street
     Kansas City, Missouri 64108

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the Registration Statement becomes effective.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                                            PROPOSED MAXIMUM    PROPOSED MAXIMUM
       TITLE OF EACH CLASS OF              AMOUNT TO         OFFERING PRICE        AGGREGATE           AMOUNT OF
     SECURITIES TO BE REGISTERED         BE REGISTERED         PER UNIT*        OFFERING PRICE*     REGISTRATION FEE
Senior Notes.........................     $250,000,000            100%            $250,000,000          $75,758

*   Estimated for the purpose of calculating the registration fee.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                  SUBJECT TO COMPLETION, DATED AUGUST 29, 1997

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS

                             UTILICORP UNITED INC.

                                  SENIOR NOTES

                               ------------------

    UtiliCorp United Inc. (the "Company" or "UtiliCorp") may offer from time to time up to $250,000,000 aggregate principal amount of its unsecured senior notes (the "Securities") on terms to be determined at the time of offering. The specific designation, aggregate principal amount, maturity, rate and times of payment of interest, if any, redemption and sinking fund terms, if any, other specific terms and any listing on a securities exchange of each series of the Securities in respect of which this Prospectus is being delivered will be set forth in a Prospectus Supplement (the "Prospectus Supplement"), together with the terms of offering of the Securities. The terms will be established by negotiation or by competitive bid.

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
   SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
     PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

    The Company may sell the Securities in any of the following ways: (i) through underwriters or dealers; (ii) directly to a limited number of purchasers or to a single purchaser; or (iii) through agents. The names of any such underwriter or agents and any applicable commissions or discounts will be set forth in an accompanying Prospectus Supplement. Pricing information and net proceeds to the Company from the sale of each series of Securities will also be set forth in such Prospectus Supplement. See "Plan of Distribution" herein.

                            ------------------------

                 The date of this Prospectus is         , 1997.

    NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER, DEALER OR AGENT. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.
                            ------------------------

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the Office of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the following Regional Offices of the Commission: 7 World Trade Center, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such reports, proxy statements and other information may also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, and the Pacific Exchange, Inc. 301 Pine Street, San Francisco, California 94104. Such materials may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov.
                            ------------------------

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated in this Prospectus by reference:

    (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996;

    (b) The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997 and;

    (c) The Company's Current Report on Form 8-K dated June 24, 1997.

    All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be modified or superseded, for purposes of this Prospectus, to the extent that a statement contained herein or in any subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents. Such requests should be directed to Mr. Dale J. Wolf, Vice President, Finance, Treasurer and Corporate Secretary, UtiliCorp United Inc., 20 West Ninth, P.O. Box 13287, Kansas City, Missouri 64199-3287, telephone number (816) 421-6600.

                                  THE COMPANY

    The Company is an international energy company, incorporated under the laws of the State of Delaware, which consists of electric and natural gas utility operations, natural gas gathering, marketing and processing, energy services and independent power projects managed through two primary businesses. UtiliCorp Energy Delivery consists primarily of domestic transmission and distribution utility operations and also offers appliance repair and service contracts. UtiliCorp Energy Group consists of wholesale energy marketing, retail gas marketing, gas processing, gathering and pipelines, electricity marketing and electric generation, both regulated and non-regulated independent power projects. The Company also has various international interests consisting primarily of equity investments in Australia and New Zealand, a wholly-owned Canadian electric utility and gas marketing operations in the United Kingdom and Canada. The Company has its Executive Offices at 20 West Ninth Street, P.O. Box 13287, Kansas City, Missouri 64199-3287, telephone number (816) 421-6600.

    The businesses of the Company are seasonal, with electric revenues peaking in the summer and gas revenues peaking in the winter.

    The Company is actively seeking expansion through the prudent acquisition of utility and other energy related properties, including electric and gas operating utilities, interests in electric generating assets, natural gas gathering systems and proven reserves.

                                USE OF PROCEEDS

    The net proceeds to be received by the Company from the sale of the Securities offered hereby will be used to reduce outstanding short-term debt previously incurred for retirement of approximately $69 million of the Company's 10.5% Senior Notes due 2020 and $25 million of the Company's $2.05 Series Preference Stock, construction and acquisitions and for general corporate purposes. At June 30, 1997, the Company had outstanding short-term borrowings (excluding current maturities of long-term debt) of approximately $253 million with a weighted average interest rate of 6.01%.

    As discussed under "The Company", UtiliCorp is actively seeking to make acquisitions of utility and other energy related properties. Such acquisitions, if made, may require additional permanent financings. The nature and amount of such financings will depend on, among other things, market conditions at the time of the financings.

                       RATIO OF EARNINGS TO FIXED CHARGES

    For the twelve-month period ended June 30, 1997 and the last five fiscal years, the ratios of earnings to fixed charges of the Company, computed as set forth below, were as follows:

                                                                                           YEARS ENDED DECEMBER 31,
                                                           TWELVE MONTHS ENDED    ------------------------------------------
                                                              JUNE 30, 1997         1996       1995       1994       1993
                                                         -----------------------  ---------  ---------  ---------  ---------
Ratio of Earnings to Fixed Charges.....................              2.39              2.15       1.93       2.31       2.05


                                                           1992
                                                         ---------
Ratio of Earnings to Fixed Charges.....................       1.76

    The ratio of earnings to fixed charges represents the number of times fixed charges are covered by earnings. For purposes of computing this ratio, earnings consist of income before income taxes, plus fixed charges. Fixed charges consist of interest expense (before allowance for borrowed funds used for construction), amortization of debt issuance costs and such portion of rental expense which the Company estimates to be representative of the interest factor attributable to such rental expense.

                           DESCRIPTION OF SECURITIES

    The following description of the terms of the Securities sets forth certain general terms and provisions. The particular terms of the Securities offered by any Prospectus Supplement (the "Offered Securities") will be described therein. The Securities will be issued under an Indenture, dated as of November 1, 1990, as supplemented (the "Indenture"), between the Company and The First National Bank of Chicago, as Trustee (the "Trustee"), a copy of which is filed as an exhibit to the Registration Statement. The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Indenture, including the definitions therein of certain terms. Wherever particular sections or defined terms of the Indenture are referred to or used herein, such sections or defined terms shall be incorporated herein by reference as part of the statements made.

GENERAL

    The Indenture does not limit the aggregate principal amount of the Securities or of any particular series of Securities which may be issued thereunder. The Indenture provides that Securities may be issued from time to time in one or more series. (Section 301). The Securities will be unsecured obligations of the Company and will rank on a parity with all other unsecured and unsubordinated indebtedness of the Company.

    Reference is made to the Prospectus Supplement relating to the particular series of Securities offered thereby for the following terms or additional provisions of the Offered Securities: (1) the title of the Offered Securities;
(2) any limit on the aggregate principal amount of the Offered Securities; (3) the price (expressed as a percentage of the aggregate principal amount thereof) at which the Offered Securities will be issued; (4) the date or dates on which the Offered Securities will mature; (5) the rate or rates (which may be fixed or variable) per annum at which the Offered Securities will bear interest, if any, or the method by which such rate or rates, if any, will be determined; (6) the date from which such interest, if any, on the Offered Securities will accrue, the dates on which such interest, if any, will be payable, the date on which payment of such interest, if any, will commence, the record dates for any interest payment dates and the person, if different than the registered holder as of the record date, to whom any interest shall be payable; (7) the dates, if any, on which and the price or prices at which the Offered Securities will, pursuant to any mandatory sinking fund provisions, or may, pursuant to any optional sinking fund provisions, be redeemed by the Company, and the other detailed terms and provisions of such sinking funds; (8) the date, if any, after which and the price or prices at which the Offered Securities may, pursuant to any optional redemption provisions, be redeemed at the option of the Company or of the Holder thereof and the other detailed terms and provisions of such optional redemptions; (9) any additional restrictive covenants included solely for the benefit of the Offered Securities; (10) any additional Events of Default provided solely with respect to the Offered Securities; (11) the currency or currencies in which the principal of (and premium, if any) and interest, if any, on the Offered Securities will be payable; (12) the index, if any, with reference to which the amount of principal of (and premium, if any) or interest, if any, on the Offered Securities will be determined; (13) whether a Global Security is to be issued with respect to the Offered Securities, the name of the Depository for such Global Security and the terms, if any, upon which interests in the Global Security may be exchanged for definitive Offered Securities; and
(14) any additional terms of the Offered Securities.

    Unless otherwise provided in the Prospectus Supplement relating thereto, principal of (and premium, if any) and interest, if any, on the Securities will be payable, and the transfer or exchange of the Securities will be registrable, at the office or agency maintained by the Company for that purpose in New York, New York, provided that, at the option of the Company interest may be paid by check mailed to the address of the Person entitled thereto as it appears on the Security Register. (Sections 301, 305 and 1002).

    Unless otherwise indicated in the Prospectus Supplement relating thereto, the Securities will be issued only in registered form without coupons and in denominations of $1,000 and integral multiples thereof. (Section 302). No service charge will be made for any registration of transfer or exchange of the Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Section 305).

    Securities may be issued as Original Issue Discount Securities to be sold at a substantial discount below their principal amount. Special Federal income tax, accounting and other considerations applicable thereto will be described in the Prospectus Supplement relating thereto. "Original Issue Discount Security" means any security which provides for the declaration of acceleration of the maturity of an amount less than the principal amount thereof upon the occurrence and continuance of an Event of Default. (Section 101).

EVENTS OF DEFAULT

    An Event of Default is defined in the Indenture, with respect to Securities of any series, as: (a) a default in the payment of principal of (or premium, if any, on) any Security at its Maturity; (b) a default in the payment of any interest on any Security when due, continued for 30 days; (c) a default in the payment of any sinking fund instalment, when and as due; (d) failure by the Company for 60 days after due notice in performance of any other of the covenants or warranties in the Indenture (other than a covenant or warranty included in the Indenture solely for the benefit of a series of Securities other than that series); (e) a default under any indebtedness for money borrowed by the Company resulting in such indebtedness in an aggregate principal amount exceeding $5,000,000 becoming due prior to maturity, without such acceleration having been rescinded within 10 days after due notice of such default as provided in the Indenture; (f) certain events of bankruptcy, insolvency or reorganization of the Company; and (g) any other Event of Default provided with respect to Securities of that series. (Section 501).

    The Indenture provides that, if any Event of Default with respect to Securities of any series at the time Outstanding occurs and is continuing, either the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Securities of that series may, by notice as provided in the Indenture, declare the principal amount (or, if the Securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of that series) of all Securities of that series to be due and payable immediately, but upon certain conditions such declaration may be annulled and past defaults (except, unless theretofore cured, a default in payment of principal of (or premium, if any) or interest, if any, on the Securities of that series and certain other specified defaults) may be waived by the Holders of a majority in principal amount of the Outstanding Securities of that series on behalf of the Holders of all Securities of that series. (Sections 502 and 513).

    Reference is made to the Prospectus Supplement relating to each series of Offered Securities which are Original Issue Discount Securities for the particular provisions relating to acceleration of the Maturity of a portion of the principal amount of such Original Issue Discount Securities upon the occurrence of an Event of Default and the continuation thereof.

    The Indenture provides that the Trustee will, within 90 days after the occurrence of a default with respect to Securities of any series at the time Outstanding, give to the Holders of the Outstanding Securities of that series notice of such default known to it if uncured or not waived, provided, that, except in the case of default in the payment of principal of (or premium, if any) or interest, if any, on any Security of that series, or in the payment of any sinking fund instalment which is provided, the Trustee will be protected in withholding such notice if the Trustee in good faith determines that the withholding of such notice is in the interest of the Holders of the Outstanding Securities of such series; and, provided further, that such notice shall not be given until 30 days after the occurrence of a default with respect to Outstanding Securities of any series in the performance of a covenant in the Indenture other than for the payment of the principal of (or premium, if any) or interest, if any, on any Security of such series or the deposit of any sinking fund instalment with respect to the Securities of such series. The term default with respect to any series of Outstanding Securities for the purpose only of this provision means the happening of any of the Events of Default specified in the Indenture and relating to such series of Outstanding Securities, excluding any grace periods and irrespective of any notice requirements. (Section 602).

    The Indenture contains a provision entitling the Trustee, subject to the duty of the Trustee during default to act with the required standard of care, to be indemnified by the Holders of any series of Outstanding Securities before proceeding to exercise any right or power under the Indenture at the request of the Holders of such series of Securities. (Section 603). The Indenture provides that the Holders of a majority in principal amount of Outstanding Securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or other power conferred on the Trustee, provided that the Trustee may decline to act if such direction is contrary to law or the Indenture. (Section 512).

    The Indenture includes a covenant that the Company will file annually with the Trustee a certificate of no default, or specifying any default that exists. (Section 1007).

DEFEASANCE

    The Indenture provides that the Company, at its option, (a) will be discharged from any and all obligations with respect to the Securities (except for certain obligations which include registering the transfer or exchange of the Securities, replacing stolen, lost or mutilated Securities, maintaining paying agencies and holding monies for payment in trust) or (b) need not comply with certain restrictive covenants of the Indenture, upon the deposit with the Trustee (and in the case of a discharge, 91 days after such deposit), in trust, of money, or U.S. Government Obligations, or a combination thereof, which through the payment of interest thereon and principal thereof in accordance with their terms will provide money, in an amount sufficient to pay all the principal of and interest on the Securities on the date such payments are due in accordance with the terms of the Securities to their stated maturities or to and including a redemption date which has been irrevocably designated by the Company for redemption of the Securities. To exercise any such option, the Company is required to meet certain conditions, including delivering to the Trustee an opinion of counsel to the effect that the deposit and related defeasance would not cause the Holders of the Securities to recognize income, gain or loss for federal income tax purposes. (Sections 403 and 1008).

MODIFICATION OF THE INDENTURE

    The Indenture contains provisions permitting the Company and the Trustee, with the consent of the Holders of not less than 66 2/3% in principal amount of each series of Outstanding Securities affected thereby (voting as a class), to execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of the Indenture or modifying the rights of the Holders of Outstanding Securities of such series, except that no such supplemental indenture may (a) change the Stated Maturity of any Security, (b) reduce the principal amount of, or the rate of interest or any premium on, any Security, (c) change the place or currency of payment on any Security, (d) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity thereof, (e) reduce the above-stated percentage of Outstanding Securities necessary to modify or amend the Indenture, or (f) reduce the percentage of aggregate principal amount of Outstanding Securities necessary for waiver of compliance with certain provisions of the Indenture or for the waiver of certain covenants and defaults. (Section 902).

CONSOLIDATION, MERGER AND SALE OF ASSETS

    The Indenture contains a provision permitting the Company, without the consent of the Holders of any of the Outstanding Securities under the Indenture, to consolidate with or merge into any other corporation or transfer or lease its assets substantially as an entirety to any Person or to acquire or lease the assets of any Person substantially as an entirety or to permit any corporation to merge into the Company, provided that: (i) the successor is a corporation organized under the laws of any domestic jurisdiction; (ii) the successor corporation, if other than the Company, assumes the Company's obligations on the Securities and under the Indenture; and (iii) after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time, would become an Event of Default, shall have occurred and be continuing. (Section 801).

    Unless otherwise indicated in the Prospectus Supplement, certain of the covenants described above would not necessarily afford the Holders protection in the event of a highly leveraged transaction involving the Company, such as a leveraged buyout. However, issuance of debt securities by the Company requires regulatory approval.

OUTSTANDING SECURITIES

    The Indenture provides that, in determining whether the Holders of the requisite principal amount of Outstanding Securities have given any request, demand, authorization, direction, notice, consent or waiver under the Indenture,
(i) the portion of the principal amount of an Original Issue Discount Security that shall be deemed to be Outstanding for such purposes shall be that portion of the principal amount thereof that could be declared to be due and payable upon the occurrence of an Event of Default and the continuation thereof pursuant to the terms of such Original Issue Discount Security as of the date of such determination, and (ii) Securities owned by the Company or any of its Affiliates shall not be deemed to be Outstanding. (Section 101).

REGARDING THE TRUSTEE

    The Company has a bank line of credit with the Trustee and maintains depository and other banking relationships with the Trustee.

                              PLAN OF DISTRIBUTION

    The Company may sell the Securities in any of the following ways: (i) through underwriters or dealers; (ii) directly to a limited number of purchasers or to a single purchaser; or (iii) through agents. The Prospectus Supplement with respect to the series of Securities being offered thereby will set forth the terms of the offering of such Securities, including the name or names of any underwriters, the purchase price of such Securities and the proceeds to the Company from such sale, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such Securities may be listed.

    If underwriters are used in the sale of a series of Securities, such Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Securities may be either offered to the public through underwriting syndicates (which may be represented by managing underwriters designated by the Company), or directly by one or more underwriters acting alone. Unless otherwise set forth in the Prospectus Supplement, the obligations of the underwriters to purchase the Securities of the series offered thereby will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all such Securities if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

    Securities may be sold directly by the Company or through agents designated by the Company from time to time. The Prospectus Supplement with respect to any series of Securities sold in this manner will set forth the name of any agent involved in the offer or sale of such series of Securities as well as any commissions payable by the Company to such agent. Unless otherwise indicated in the Prospectus Supplement, any such agent is acting on a best efforts basis for the period of its appointment.

    If dealers are utilized in the sale of any series of Securities, the Company will sell such Securities to the dealers, as principal. Any dealer may then resell such Securities to the public at varying prices to be determined by such dealer at the time of resale. The name of any dealer and the terms of the transaction will be set forth in the Prospectus Supplement with respect to the Securities being offered thereby.

    It has not been determined whether any series of the Securities will be listed on a securities exchange. Underwriters intend to, but will not be obligated to, make a market in any series of Securities. The Company cannot predict the activity of trading in, or liquidity of, any series of the Securities.

    Agents, underwriters and dealers may be entitled, under agreements entered into with the Company, to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribution with respect to payments which the agents, underwriters or dealers may be required to make in respect thereof. Agents, underwriters and dealers may be customers of, engage in transactions with, or perform services for the Company in the ordinary course of business.

                                 LEGAL OPINIONS

    The legality of the Securities will be passed upon for the Company by Blackwell Sanders Matheny Weary & Lombardi LLP, Two Pershing Square, 2300 Main Street, Kansas City, Missouri 64108, and for the underwriter(s), purchaser(s) or agent(s) by Milbank, Tweed, Hadley & McCloy, 1 Chase Manhattan Plaza, New York, New York 10005. Milbank, Tweed, Hadley & McCloy from time to time provides legal services to the Company.

                                    EXPERTS

    The consolidated financial statements and schedules included in the Company's Annual Report on Form 10-K for the years ended December 31, 1996, 1995 and 1994, which are incorporated by reference in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in giving said reports.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following is an itemized statement of estimated expenses to be paid by the registrant in connection with the issuance and sale of the Securities being registered.

Securities and Exchange Commission registration fee...............  $  75,758
Accounting fees and expenses......................................     10,000
Printing fees.....................................................     40,000
Legal fees and expenses...........................................     20,000
Fees of rating agencies...........................................     45,000
Trustees fees and expenses........................................      5,000
Miscellaneous.....................................................      4,242
                                                                    ---------
  Total...........................................................  $ 200,000
                                                                    ---------
                                                                    ---------

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 145 of the Delaware General Corporation Law confers broad powers upon corporations incorporated in that State with respect to indemnification of any person against liabilities incurred by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other business entity. The provisions of
Section 145 are not exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement or otherwise.

    The Certificate of Incorporation of the Company contains a provision that eliminates the personal liability of the Company's directors to the Company or its stockholders for monetary damages for breach of fiduciary duty to the fullest extent permitted by the Delaware General Corporation Law.

    There is in effect for the Company a dual phase insurance policy providing directors and officers with indemnification, subject to certain exclusions and to the extent not otherwise indemnified by the Company, against loss (including expenses incurred in the defense of actions, suits or proceedings in connection therewith) arising from any negligent act, error, omission or breach of duty while acting in their capacity as directors and officers of the Company. The policy also reimburses the Company for liability incurred in the indemnification of its directors and officers.

    There is also in effect a Bylaw provision entitling officers and directors to be indemnified by the Company against costs or expenses, attorneys' fees, judgments, fines and amounts paid in settlement that are actually and reasonably incurred in connection with any action, suit or proceeding, including actions brought by or in the right of the Company, to which such persons are made or threatened to be made a party, by reason of their being a director or officer. Such right, however, may be made only as authorized by (i) a majority vote of a quorum of disinterested directors, or (ii) if such quorum is not obtainable or, if obtainable, a majority thereof so directs, by independent legal counsel, or
(iii) by the stockholders of the Company, upon a determination that the person seeking indemnification acted in good faith and in the manner that he or she reasonably believed to be in or not opposed to the Company's best interest, or, if the action is criminal in nature, upon a determination that the person seeking indemnification had no reasonable cause to believe that such person's conduct was unlawful. This provision also requires the Company, upon authorization by the Board of Directors, to advance costs and expenses, including attorneys' fees, reasonably incurred in defending such actions; provided, that any person seeking such an advance first provide the Company with an undertaking to repay any amount as to which it may be determined such person is not entitled.

ITEM 16. EXHIBITS.

EXHIBIT                                                             DESCRIPTION
------------             -------------------------------------------------------------------------------------------------

 1                   --  Form of Underwriting Agreement.

*4(a)(1)             --  Indenture, dated as of November 1, 1990, between UtiliCorp United Inc. and The First National
                         Bank of Chicago, Trustee. (Exhibit 4(a) to UtiliCorp United Inc.'s Current Report on Form 8-K,
                         dated November 30, 1990.)

*4(a)(2)             --  First Supplemental Indenture, dated as of November 27, 1990. (Exhibit 4(b) to UtiliCorp United
                         Inc.'s Current Report on Form 8-K, dated November 30, 1990.)

*4(a)(3)             --  Second Supplemental Indenture, dated as of November 15, 1991. (Exhibit 4(a) to UtiliCorp United
                         Inc.'s Current Report on Form 8-K, dated December 19, 1991.)

*4(a)(4)             --  Third Supplemental Indenture, dated as of January 15, 1992. (Exhibit 4(c)(4) to UtiliCorp United
                         Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 1991.)

*4(a)(5)             --  Fourth Supplemental Indenture, dated as of February 24, 1993. (Exhibit 4(c)(5) to UtiliCorp
                         United Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 1992.)

*4(a)(6)             --  Fifth Supplemental Indenture, dated as of April 1, 1993. (Exhibit 4(a)(6) to UtiliCorp United
                         Inc.'s Registration Statement on Form S-3 No. 33-49803, filed July 21, 1993.)

*4(a)(7)             --  Sixth Supplemental Indenture, dated as of November 1, 1994. (Exhibit 4(d)(7) to UtiliCorp United
                         Inc.'s Registration Statement on Form S-3 No. 33-57167, filed January 4, 1995.)

*4(a)(8)             --  Seventh Supplemental Indenture, dated as of June 1, 1995. (Exhibit 4 to UtiliCorp United Inc.'s
                         Quarterly Report on Form 10-Q for the Quarter ended June 30, 1995.)

*4(a)(9)             --  Eighth Supplemental Indenture, dated as of October 1, 1996. (Exhibit 4(b)(9) to UtiliCorp United
                         Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 1996.)

 4(a)(10)            --  Form of Supplemental Indenture.

 5                   --  Opinion of Messrs. Blackwell Sanders Matheny Weary & Lombardi LLP

 12                  --  Computation of ratio of earnings to fixed charges.

 23(a)               --  Consent of Arthur Andersen LLP

 23(b)               --  Consent of Messrs. Blackwell Sanders Matheny Weary & Lombardi LLP (included in opinion filed as
                         Exhibit 5).

 24                  --  Powers of Attorney executed by certain officers and a majority of the Board of Directors of
                         UtiliCorp United Inc.

 25                  --  Statement of Eligibility of Trustee on Form T-1.

------------------------

* Exhibits marked with an asterisk are incorporated by reference as indicated pursuant to Rule 411(c).

ITEM 17. UNDERTAKINGS.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    provided however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 29th day of August 1997.

                                UTILICORP UNITED INC.

                                By:               /s/ DALE J. WOLF
                                     -----------------------------------------
                                                    Dale J. Wolf
                                         VICE PRESIDENT, FINANCE, TREASURER
                                              AND CORPORATE SECRETARY

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 29th day of August, 1997.

          SIGNATURE                       TITLE
------------------------------  --------------------------

                                Chairman of the Board and
    RICHARD C. GREEN, JR.*        Chief Executive Officer
------------------------------    (Principal Executive
    Richard C. Green, Jr.         Officer)

                                Vice President Finance,
       /s/ DALE J. WOLF           Treasurer and Corporate
------------------------------    Secretary (Principal
         Dale J. Wolf             Financial Officer)

      /s/ JAMES S. BROOK        Vice President Accounting
------------------------------    (Principal
        James S. Brook            Accounting Officer)

    RICHARD C. GREEN, JR.*
       ROBERT K. GREEN*
        JOHN R. BAKER*
       AVIS G. TUCKER*          A Majority of the Board of
      ROBERT F. JACKSON*          Directors
       L. PATTON KLINE*
  DR. STANLEY O. IKENBERRY*
   IRVINE O. HOCKADAY, JR.*

                                 As attorney-in-fact for
                                   the above-named officers
*By:      /s/ DALE J. WOLF         and directors pursuant
      -------------------------    to powers of attorney
            Dale J. Wolf           duly executed by such
                                   persons

                               INDEX TO EXHIBITS

                                                                                                            SEQUENTIALLY
                                                                                                              NUMBERED
                                                                                                              PAGE UPON
                                                                                                                WHICH
  EXHIBIT                                                  DESCRIPTION                                     EXHIBIT APPEARS
-----------             ---------------------------------------------------------------------------------  ---------------
 1                  --  Form of Underwriting Agreement.

*4(a)(1)            --  Indenture, dated as of November 1, 1990, between UtiliCorp United Inc. and The
                        First National Bank of Chicago, Trustee. (Exhibit 4(a) to UtiliCorp United Inc.'s
                        Current Report on Form 8-K, dated November 30, 1990.)

*4(a)(2)            --  First Supplemental Indenture, dated as of November 27, 1990. (Exhibit 4(b) to
                        UtiliCorp United Inc.'s Current Report on Form 8-K, dated November 30, 1990.)

*4(a)(3)            --  Second Supplemental Indenture, dated as of November 15, 1991. (Exhibit 4(a) to
                        UtiliCorp United Inc.'s Current Report on Form 8-K, dated December 19, 1991.)

*4(a)(4)            --  Third Supplemental Indenture, dated as of January 15, 1992. (Exhibit 4(c)(4) to
                        UtiliCorp United Inc.'s Annual Report on Form 10-K for the fiscal year ended
                        December 31, 1991.)

*4(a)(5)            --  Fourth Supplemental Indenture, dated as of February 24, 1993. (Exhibit 4(c)(5) to
                        UtiliCorp United Inc.'s Annual Report on Form 10-K for the fiscal year ended
                        December 31, 1992.)

*4(a)(6)            --  Fifth Supplemental Indenture, dated as of April 1, 1993. (Exhibit 4(a)(6) to
                        UtiliCorp United Inc.'s Registration Statement on Form S-3 No. 33-49803, filed
                        July 21, 1993.)

*4(a)(7)            --  Sixth Supplemental Indenture, dated as of November 1, 1994. (Exhibit 4(d)(7) to
                        UtiliCorp United Inc.'s Registration Statement on Form S-3 No. 33-57167, filed
                        January 4, 1995.)

*4(a)(8)            --  Seventh Supplemental Indenture, dated as of June 1, 1995. (Exhibit 4 to UtiliCorp
                        United Inc's. Quarterly Report on Form 10-Q for the Quarter ended June 30, 1995.)

*4(c)(9)            --  Eighth Supplemental Indenture, dated as of October 1, 1996. (Exhibit 4(b)(9) to
                        UtiliCorp United Inc's. Annual Report on Form 10-K for the fiscal year ended
                        December 31, 1996.)

 4(a)(10)           --  Form of Supplemental Indenture.

 5                  --  Opinion of Messrs. Blackwell Sanders Matheny Weary & Lombardi LLP

 12                 --  Computation of ratio of earnings to fixed charges.

 23(a)              --  Consent of Arthur Andersen LLP

 23(b)              --  Consent of Messrs. Blackwell Sanders Matheny Weary & Lombardi LLP (included in opinion filed as Exhibit 5).

 24                 --  Powers of Attorney executed by certain officers and the Board of Directors of
                        UtiliCorp United Inc.

 25                 --  Statement of Eligibility of Trustee on Form T-1.

------------------------

* Exhibits marked with an asterisk are incorporated by reference as indicated pursuant to Rule 411(c).